Exhibit 10.2 - Confidential Materials Omitted And Filed Separately With The Securities And Exchange Commission. Asterisks Denote Omissions

Final

ACQUISITION AND CONSTRUCTION AGREEMENT

THIS ACQUISITION AND CONSTRUCTION AGREEMENT (the "Agreement") is entered into in Taizhou, China on July 3, 2007 (the "Effective Date") between:

(1) Zhejiang Hisun Pharmaceutical Co., Ltd., 46 Waisha Road, Jiaojiang District, Taizhou City, Zhejiang, The Peoples Republic of China (hereinafter referred to as "Hisun"), whose legal representative is Mr Bai. Hua, who holds the position of President, and is of Chinese nationality; and

(2) Alpharma (Taizhou) Pharmaceutical Co., Ltd., 56 Binhai Road, Jiaojiang District, Taizhou City, Zhejiang, The Peoples Republic of China (hereinafter referred to as "Alpharma"), whose legal representative is Mr. Carl-Åke Carlsson, who holds the position of Chairman of the Board, and is of Norwegian nationality.

WHEREAS, Hisun is engaged in the manufacture and sale of active pharmaceutical ingredients and has certain facilities for the production of Vancomycin;

WHEREAS, Alpharma (through its Affiliates) is engaged in the manufacture and sale of active pharmaceutical ingredients, including the manufacture and sale of Vancomycin, in the US, EU, The Peoples Republic of China as well as other markets worldwide, and wishes to expand its Vancomycin manufacturing capacity;

WHEREAS, Alpharma wishes for Hisun to cause to be constructed a new **** manufacturing facility on its premises for use by Alpharma, and Hisun is willing to cause such manufacturing facility to be constructed for the consideration set forth in this Agreement; and

WHEREAS, Hisun wishes to assign to Alpharma certain intangible assets and to lease to Alpharma certain buildings and equipment pertaining to its existing Vancomycin manufacturing facilities, and to transfer certain employees related to the production of Vancomycin to Alpharma, all as set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. Definitions

In this Agreement capitalized terms not defined herein shall have the meanings set forth in the Index of Terms attached as Schedule 1 to this Agreement. In addition, the following terms and expressions shall have the respective meanings set forth below:

1.1 "Agreement" has the meaning specified in the preamble above.

1.2 "Alpharma-Furnished Equipment" means that portion of the New Manufacturing Equipment purchased and supplied by Alpharma as specified in Clause 4.3.

1.3 "Alpharma's Parent Guaranty" has the meaning specified in Clause 10.13.

1.4 "Basket Amount" means ****.

1.5 "Building and Engineering Related Project Costs" has the meaning specified in Clause 4.3.3.

1.6 Cap Amount" means ****.

1.7 "Cost of the Hisun-Furnished Equipment" has the meaning specified in Clause 4.3.1.

1.8 "Disclosure Schedule" has the meaning specified in Clause 11.1.

1.9 "Due Diligence Documentation" has the meaning specified in Clause 11.2.

1.10 "Hisun's Bank Account" means Account bank: ****.

1.11 "Hisun-Furnished Equipment" has the meaning specified in Clause 4.3.1.

1.12 "Improved Manufacturing Process" has the meaning specified in Clause 4.2.3.

1.13 "Installation Qualification" has the meaning specified in Annex 15 to the EU Guide to Good Manufacturing Practice (EUDRALEX Volume 4).

1.14 "Losses" has the meaning specified in Clause 11.5.

1.15 "New Facility Building" means **** as specified in the site map and building plan included under Appendix 1 to the Lease Agreement, which shall be constructed by Hisun under this Agreement and leased to Alpharma under the Lease Agreement.

1.16 "New Manufacturing Equipment" means the equipment and machinery to be installed and delivered by Hisun in the New Facility Building (including the Alpharma-Furnished Equipment") according to this Agreement.

1.17 "Operational Qualification" has the meaning specified in Annex 15 to the EU Guide to Good Manufacturing Practice (EUDRALEX Volume 4).

1.18 "Performance Qualification" has the meaning specified in Annex 15 to the EU Guide to Good Manufacturing Practice (EUDRALEX Volume 4).

1.19 "Process Validation" has the meaning specified in Annex 15 to the EU Guide to Good Manufacturing Practice (EUDRALEX Volume 4).

1.20 "Purchase Price" has the meaning specified in Clause 8.

1.21. "Schedule" means any of the schedules to this Agreement.

1.22 "Terminating Employees" has the meaning specified in Clause 3.1.

2. Sale Assets

2.1 On the terms and subject to the conditions set out herein, Hisun shall sell and Alpharma shall purchase, the Sale Assets (as defined below) with effect as of the Effective Date.

2.2 Other than the Leased Property and the Excluded Purification and Final Handling Assets, the Sale Assets shall collectively comprise all assets that are part of the Business, including all assets that are necessary and sufficient for the continued operation of the Business as a going concern to such extent and in such manner as Hisun has carried out the Business prior to the Effective Date. The Sale Assets shall include - but are not limited to - the following:

2.2.1 all rights under the Business Agreements, including but not limited to the agreements listed in Schedule 2;

2.2.2 all intangible assets and intellectual property rights of the Business, including know-how and trade secrets related to the processes for manufacturing Vancomycin (including also any rights to the Improved Manufacturing Process), including purification and final handling, including but not limited to the assets and intellectual property rights listed in Schedule 3;

2.2.3 all rights to any Regulatory Documents prepared and/or filed by Hisun or its Affiliates pertaining to the Business and any approvals and permits from Governmental Agencies, including but not limited to the Regulatory Documents, approvals and permits listed in Schedule 4;

2.2.4 all goodwill of the Business, and

2.2.5 all documentation concerning the Business, such as bookkeeping records, correspondence files and other documentation, client and candidate files/databases and other relevant files/databases (to be provided both in hard copy and in an electronic form applicable to Alpharma).

2.3 The Sale Assets shall not include any liabilities or obligations.

3. Employees

3.1 In addition to transferring the Sale Assets and leasing the Leased Property, Hisun will terminate the employees of Hisun related to the Business who are listed in Schedule 6, which employees will be requested to enter into employment agreements with Alpharma (the "Terminating Employees"). ****. Thereafter, Alpharma shall be responsible for all compensation and benefits (including future termination payments unless otherwise agreed) payable to such Terminating Employees. Except for the Terminating Employees who enter into employment agreements with Alpharma, no employees of Hisun will become employees of Alpharma as part of the sale of the Business. In case any of the Terminating Employees or any relevant authority or entity in The Peoples Republic of China (including but not limited to tax and labor authorities, social welfare funds, insurance companies) makes any claim against Alpharma other than a claim stemming from the period subsequent to the Effective Date, Hisun shall defend and hold harmless Alpharma in all respects and without any limitation. Alpharma shall not be liable to Hisun for any outstanding claims that Hisun has with respect to Terminating Employees by operation of law or the provisions of the labor agreements between Hisun and Terminating Employees.

4. Construction of New Facility

4.1 Hisun will at its own cost and in accordance with this Agreement cause the New Facility to be constructed and delivered.

4.2 Hisun warrants and undertakes that:

4.2.1 The New Facility will comply with the design and other requirements set out in Schedule 7;

4.2.2 The New Facility will ****;

4.2.3 The New Facility will be based on and comply with the improved manufacturing process described in Schedule 8 (the "Improved Manufacturing Process").

4.2.4 The design and construction of the New Facility will be in compliance with all material and applicable Chinese laws and regulations including without limitation Environmental, Health and Safety Laws;

4.2.5 The New Facility will produce Product that meets all USP/EP requirements necessary in order to obtain approvals to sell and market the Product in the US and EU;

4.2.6 The New Facility will be in compliance with all regulatory requirements from the FDA and EU regulatory authorities; and

4.2.7 Hisun will perform its obligations under this Agreement by appropriately experienced, qualified and trained personnel and all reasonable skill, care and diligence, including good engineering practice.

4.3 Hisun is responsible for the provision of the basic facility, certain identified equipment for use in the New Facility and the transfer to Alpharma of certain manufacturing technology, which manufacturing technology is comprised in the Sale Assets. The Parties obligations in this regard are further specified in Clause 4.3.1 - 4.3.4 below in respect of equipment and certain other expenses required for the New Facility:

4.3.1 Hisun has purchased certain of the equipment before the Effective Date as specified in Schedule 9A (the "Hisun-Furnished Equipment"). ****. The Hisun-Furnished Equipment, including title and ownership thereto, shall be included in the Sale Assets conveyed to Alpharma pursuant to this Agreement. Hisun shall provide to Alpharma all relevant documentation for the purchase of the Hisun-Furnished Equipment, including purchase orders and invoices and all documentation received from the respective suppliers.

4.3.2 Alpharma will pay all amounts necessary (without any contribution from Hisun) in connection with the purchase of all equipment for the New Facility which is not Hisun-Furnished Equipment, **** both equipment which is to be imported from outside The People's Republic of China, and equipment which is to be purchased domestically (the "Alpharma-Furnished Equipment"). The Alpharma-Furnished Equipment will be imported or purchased domestically by Alpharma and the price of such equipment will be paid by Alpharma directly to the supplier provided, however, that Hisun at the request of Alpharma will assist Alpharma with facilitating the import or the domestic purchase of the Alpharma-Furnished Equipment as well as handling all practical issues in this respect, including customs clearance of the equipment, receipt of the equipment, examination of the equipment upon receipt, and complaints or disputes with the suppliers. Alpharma will reimburse Hisun its documented out-of-pocket expenses directly related to Hisun's assistance with facilitating the import of the Alpharma-Furnished Equipment. Nothing herein shall entitle Hisun to purchase or enter into agreements related to purchase of Alpharma-Purchased Equipment on Alpharma's behalf without Alpharma's express prior written approval. All purchase orders and agreements related to purchase of Alpharma-Furnished Equipment shall be subject to Alpharma's prior written approval. Alpharma shall be entitled to establish a written procedure for purchase of Alpharma-Furnished Equipment which Hisun hereby agrees to adhere to. The Hisun warranties contained in Clause 7 of the Agreement shall not apply to the Alpharma-Furnished Equipment.

4.3.3 **** (together the "Building and Engineering Related Project Costs") shall be paid directly by Alpharma. To the extent Alpharma requests that Hisun perform any of the services represented by the Building and Engineering Related Project Costs, Hisun shall perform such services at its cost in compliance with all of the representations, warranties and requirements of the Agreement on the applicable project time schedule. Alpharma shall reimburse Hisun, at Hisun's cost price, for all work done pursuant to the preceding sentence within 30 days after Hisun's completion of the performance of each such requested service provided that (a) Hisun shall use its reasonable commercial efforts so that the total of such costs for each of the services being performed by Hisun will not exceed the estimates set forth above and ****.

4.3.4 Alpharma shall pay Hisun **** for the manufacturing technology to be transferred to it pursuant to this Agreement (which is included in the Sale Assets) and a project administrative fee of ****. The Hisun intellectual property indemnification contained in Clause 13 of the Agreement shall only apply to the intellectual property being transferred by Hisun.

5. Approval of detailed design; Changes

5.1 The Parties acknowledge that this Agreement and the Schedules only set out the overall specifications for the design and construction for the New Facility. The detailed specification for the design and construction will be prepared by Hisun in accordance with the time frame and milestones set out in Schedule 10. The detailed design and construction shall also include an agreement concerning quality and commissioning for the New Facility. The detailed design and construction shall be subject to Alpharma's written approval, which written approval shall be exercised consistent with the time frame and milestones set out in Schedule 10.

5.2 Any changes to the design and construction of the New Facility shall be approved in writing by Alpharma.

5.3 Alpharma shall be entitled to request changes to the design and construction of the New Facility in connection with the approval of the detailed design and construction or subsequently. Such changes shall not be subject to additional payment except to the extent that (i) Hisun shows that the requested change is not necessary in order to achieve compliance by Hisun with its warranties set forth in Clause 4.2 above and (ii) the change will result in extra costs being incurred by Hisun. If Hisun believes that a change to the design or construction of the New Facility requested by Alpharma is subject to additional payment according to the foregoing, Hisun shall inform Alpharma in writing as soon as possible and no later than 14 (fourteen) calendar days after Alpharma has requested the change. Alpharma shall then have the option of confirming or canceling the requested change. Should Alpharma confirm the change, any actual increased costs may be charged by Hisun and shall be paid by Alpharma only to the extent that Hisun can establish such increased cost has been incurred due to the requested change.

5.4 Review and approval of the design or construction documents by Alpharma will not release Hisun from its liability for the New Facility's compliance with the agreed requirements. If Hisun believes that a change requested by Alpharma according to Clause 5.3 will result in the New Facility not meeting one or more of the agreed requirements, Hisun shall notify Alpharma before the change is implemented and if possible propose alternative ways to achieve the objective of the requested change.

6. Time Frame; Delivery

6.1 Hisun will use commercially reasonable efforts to complete the construction of the New Facility in accordance with the milestones set out in Schedule 10 and successfully deliver, according to Clause 6.2, the New Facility ****. The time frame and milestones may be amended by mutual written agreement of the Parties.

6.2 The delivery of the New Facility shall involve delivery tests to be performed by Hisun which shall show that the New Facility is in compliance with the design and other requirements (including without limitation the agreement concerning quality and commissioning for the New Facility referred to in Clause 5.1) and is without defects. The content and requirements for these tests will be agreed between the Parties in due course before the completion of the New Facility and based on the following:

6.2.1 Hisun shall perform Installation Qualification and Operational Qualification, which shall be subject to Alpharma's approval exercised in a reasonable manner.

6.2.2 Performance Qualification will be jointly performed by the Parties after Installation Qualification and Operational Qualification have been completed and approved by Alpharma.

6.2.3 After completion of Performance Qualification, Alpharma shall perform Process Validation.

The New Facility shall be deemed successfully delivered when Alpharma has approved Performance Qualification and Process Validation based on the agreed requirements and tests.

For the avoidance of doubt, successful delivery will not involve Hisun or Alpharma preparing or filing any Regulatory Documents for Product manufactured at the New Facility.

6.3 If the delivery of the New Facility is delayed by ****, Alpharma is entitled to take over control and management of the construction project (either by itself or a third party appointed by Alpharma) and to demand that Hisun initiate specific actions required in order to complete the construction and delivery in accordance with the Agreement at Hisun's costs.

7. Remedy of defects after delivery

7.1 In case any defect in the New Facility is discovered by Alpharma within **** from the date of successful delivery pursuant to Clause 6.2, Alpharma shall promptly give notice to Hisun, and Hisun shall, at its own cost, use commercially reasonable efforts to remedy such defect as soon as possible unless Hisun shows that the defect can be remedied under a warranty from a third-party supplier, cf. Clause 7.2, or that the purported defect was caused by inappropriate use of the equipment or machinery in question (and was not in fact a defect).

7.2 Hisun shall use commercially reasonable efforts to assign to Alpharma, upon delivery of the New Facility, all rights under warranties and guarantees from Third-Party suppliers of equipment and machinery included in the New Facility (except for Alpharma-Furnished Equipment). If such warranties and guarantees cannot be assigned despite Hisun's commercially reasonable efforts, Hisun undertakes to act in accordance with Alpharma's instruction in respect of the exercise of such warranties and guarantees.

8. Purchase Price

8.1 ****.

8.2 The Purchase Price is fixed and shall not be subject to any adjustments except as expressly agreed in writing between the Parties. The payment of the Purchase Price shall constitute full and complete payment for the Sale Assets and the Hisun-Furnished Equipment (each of which shall be owned by Alpharma) and Hisun's performance of all of its obligations under this Agreement (but excluding reimbursement to Hisun of Building and Engineering Related Project Costs pursuant to Clause 4.3.3). Any costs incurred by Hisun in the performance of this Agreement shall be for Hisun's own expense except if due to Alpharma-requested changes in accordance with Clause 5.3.

9. Tax

9.1 Each Party shall be individually responsible for the payment of any taxes imposed on it under the laws of The People's Republic of China or otherwise, and this Agreement shall not shift any tax obligation between the Parties.

10. Additional Agreements and Documents

Contemporaneous with the execution of this Agreement, the Parties have executed and/or delivered the following additional agreements:

10.1.1 An operation services agreement pursuant to which Hisun has agreed to perform certain services for Alpharma related to the continued operation of the Business in the form attached as Exhibit A hereto (the "Operation Services Agreement").

10.1.2 A lease agreement pursuant to which Alpharma has agreed to lease from Hisun the Leased Property in the form attached as Exhibit B hereto (the "Lease Agreement").

10.1.3 A guaranty of Alpharma's obligations under the Transaction Documents in the form attached hereto as Exhibit C ("Alpharma's Parent Guaranty").

10.1.4 Other documentation if requested by Alpharma to evidence Hisun's transfer of the Sale Assets to Alpharma.

11. Representations and Warranties

11.1 Hisun hereby makes the representations and warranties set forth in Schedule 11 attached hereto ("Hisun's Representations and Warranties"), subject to the Disclosure Schedule attached thereto (the "Disclosure Schedule").

11.2 Prior to the execution of this Agreement, Alpharma has conducted due diligence investigations regarding the Business and has reviewed the Disclosure Schedule. The documentation made available to Alpharma in order for Alpharma to conduct its legal and financial due diligence investigation is listed in the Disclosure Schedule (the "Due Diligence Documentation"). Based on that due diligence and review, Alpharma knows of no fact or circumstance indicating that any of Hisun's Representations and Warranties are materially inaccurate.

11.3 Alpharma hereby represents and warrants to Hisun as follows:

11.3.1 Alpharma is duly organized and validly existing under the laws of The Peoples Republic of China and has the full right, power and authority to enter into the Transaction Documents and to consummate all transactions contemplated thereby.

11.3.2 Alpharma's execution and performance of the Transaction Documents has been duly approved and authorized by the decision-making bodies of Alpharma. Each of the Transaction Documents is valid, binding on and enforceable against Alpharma in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and to applicable principles of equity if equitable remedies are sought.

11.3.3 Neither the execution nor the performance of the any of the Transaction Documents will (I) conflict with or constitute breach or violation of the articles of association of Alpharma, (ii) conflict with or result in breach of any agreement concluded by Alpharma or concerning its property that would have a material adverse affect on Alpharma, (iii) conflict with or constitute violation of any judgment, decision or order made by any court or administrative body against or binding upon Alpharma or its property, or (iv) conflict with or constitute a violation of any law or regulation applicable to Alpharma or its property that would have a material adverse affect on Alpharma.

11.3.4 Alpharma has obtained or made any required consent of any shareholder, creditor or any other person, or notification to, registration with or the consent or approval of any court of law or administrative body required in connection with the execution and performance by Alpharma of the Transaction Documents.

11.4 All of the representations and warranties contained in this Agreement shall survive (even if a Party knew or had reason to know of any misrepresentation or breach of warranty by the other Party on the Effective Date) and continue in full force and effect for the time period provided in Clause 11.5 hereof.

11.5 In the event of either Party's breach of its representations and warranties set forth in this 11, the breaching Party shall indemnify and hold the non-breaching Party harmless from and against all losses, costs and expenses (the "Losses") thereby suffered or incurred by such non-breaching Party, provided, however, that neither Party shall have any liability (for indemnification or otherwise), for any Losses until the total exceeds the Basket Amount and then only for the amount by which the total of such Losses exceeds the Basket Amount, and provided, further, however, that neither Party shall be liable for Losses in excess of the Cap Amount. Any claim for indemnification under this Clause 11.5 must be brought within 2 (two) years after the Effective Date, provided, however, that any claims for breaches of Hisun's Representations and Warranties directly related to the New Facility may be brought within 2 (two) years after its delivery under this Agreement.

11.6 Neither Party shall be liable to the other Party, its Affiliates or their respective officers, directors, employees, and agents for any indirect damages, including without limitation, consequential damages, incidental damages, lost profits, loss of opportunity suffered by the other Party whether in contract, tort or otherwise except to the extent that such damages are awarded to a Third Party in an action related to the Product (other than lost profits or loss of opportunity which shall never be recoverable hereunder).

11.7 The provisions of Clause 11.5 shall be Alpharma's sole and exclusive remedy in the event of Hisun's breach of its Representations and Warranties set forth in Schedule 11. For the avoidance of doubt, the limitations of liability and remedies in Clause 11.5 and this Clause 11.7 do not apply to other warranties provided by Hisun, including Hisun's warranties concerning the New Facility set out in Clause 4.2. The provisions of Clause 11.5 shall be Hisun's sole and exclusive remedy in the event of Alpharma's breach of its representations and warranties set out in Clause 11.3.

11.8 This Clause 11.8 shall not in any way restrict or limit any liability incurred by a Party and/or remedy available to a Party other than for a breach of its representations and warranties according to this Clause 11, including that this Clause 11 shall not restrict or limit any liability incurred by Hisun and/or remedy available to Alpharma in respect of Hisun's obligations to deliver the New Facility as set forth in this Agreement or Hisun's obligations under the Operation Services Agreement, the Lease Agreement or any of the other related documents and agreements (whether according to the agreements or under law), except that Clause 11.6 shall also apply to Hisun's obligations to deliver the New Facility as set forth in this Agreement.

12. Other Agreements

12.1 The rights to the Regulatory Documents conveyed under Clause 2.2.3 shall also include the right for Alpharma to use the Regulatory Document in Hisun's name until such time that each Regulatory Document in question has been transferred to Alpharma's name or Alpharma has obtained the Regulatory Document in question in its own name.

12.2 Alpharma shall retain the Business' books and other business records relating to the period prior to the Effective Date at least to the extent and for the period prescribed by the applicable Chinese regulation. Alpharma agrees that Hisun and its advisors are permitted to review and copy such books and other business records at no extra charge within usual business hours.

12.3 The Parties agree that no press releases are to be issued by either Party concerning the execution of this Agreement unless otherwise agreed in writing. However, either Party may issue a press release to the relevant stock exchanges if the Party is required to do so under applicable law. The Parties agree that the publishing of any press release according to the foregoing must be coordinated with the other Party, as both Parties are listed on stock exchanges.

12.4 Except as otherwise expressly provided in this Agreement, each Party shall pay its own legal, tax, accounting and financial advisory costs and expenses incidental to the negotiations, preparation, execution and performance by it of this Agreement and all other documents referred to in this Agreement.

12.5 If and so long as any required Third Party approval concerning the Sale Assets cannot be achieved, Alpharma will, to the extent possible under Chinese law, manage such Sale Assets in the name of Hisun, but for Alpharma's own account and risk and at Alpharma's reasonable discretion, and Alpharma will indemnify and hold Hisun harmless against any Losses arising in respect thereof. Hisun agrees to grant a limited power of attorney to Alpharma, to the extent possible under Chinese law, to act on behalf of Hisun in such matters. In the internal relationship between Hisun and Alpharma, any such Sale Assets shall be assumed and taken over by Alpharma.

12.6 Without limitation of any other obligation in this Agreement, Hisun shall assist Alpharma in applying for the relevant approvals and permits required under the current legal framework of the People's Republic of China for operation its Business in China.

13. Intellectual property indemnification

13.1 Hisun shall defend, indemnify and hold harmless Alpharma and its officers, directors, employees, agents, successors and assigns from any and all Losses actually suffered or incurred by any of them arising out of or resulting from a Third Party claim anywhere in the world that any of the Sale Assets infringes any patent registered in the U.S., E.U. or The Peoples Republic of China. Alpharma agrees to promptly provide Notice to Hisun of any matter that Alpharma has determined could give rise to a right of indemnification under this Clause 13.1, which written Notice shall include sufficient information to enable Hisun to assess the facts of the infringement claim or possible infringement claim. Alpharma also agrees to reasonably cooperate with Hisun in the defense of such claim, and shall make available to Hisun all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by Hisun. The indemnifications provided in this Clause 13.1 shall be Alpharma's sole and exclusive remedy for Intellectual Property infringement and shall not be subject to the application of the Basket Amount (but shall be subject to the Cap Amount).

13.2 Hisun warrants that the manufacturing technology (including bacterial strain) purchased by Alpharma under the Agreement specified in Schedule 3 ****. Hisun shall indemnify and hold harmless Alpharma for all losses, expenses and costs suffered or incurred by Alpharma as a result of any breach of the warranty provided in this Clause 13.2. This Clause 13.2 is in addition to all other warranties and indemnifications provided by Hisun, and shall not be understood or interpreted to limit in any way any obligation of Hisun under the Agreement. The indemnification provided in this Clause 13.2 shall be Alpharma's sole and exclusive remedy for breach of the warranty set forth herein and shall not be subject to the application of the Basket Amount (but shall be subject to the Cap Amount).

14. Term and Termination

14.1 This Agreement shall remain in effect unless and until terminated according to Clause 14.2.

14.2 This Agreement cannot be terminated by either Party except in the following circumstances:

14.2.1 By either Party upon notice to the other Party, with immediate effect, in the event of (i) an assignment by the other Party for the benefit of creditors, (ii) the admitted insolvency of the other Party, (iii) the institution of voluntary or involuntary proceedings by or against the other Party in bankruptcy, insolvency, moratorium or for a receivership, or for a winding-up or for the dissolution or reorganization of the other Party (other than a solvent reorganization), or (iv) the taking of any action by the other Party under an act for relief from creditors; in all cases to the extent permitted by applicable law.

14.2.2 By either Party, in case of a Material Breach by the other Party of its obligations under this Agreement, upon 60 (sixty) days' Notice specifying the Material Breach to the other Party, unless in case the breach is curable and such breach is cured or the Parties have reached agreement on a plan to achieve a cure of such breach prior to the end of such 60 (sixty) day period.

14.2.3 By Alpharma, by Notice in case the successful delivery of the New Facility according to Clause 6.2 is delayed by **** unless the delay is caused solely by Alpharma or by Force Majeure.

15. Force Majeure

15.1 Neither Party will be deemed to be in breach of this Agreement, or will otherwise be liable to the other, for any delay in the performance, or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is caused by a Force Majeure Event, provided that the circumstances constituting such Force Majeure Event were disclosed to the other Party as soon as possible thereafter, and provided further that the Party subject to such Force Majeure Event takes all reasonable steps to resolve the circumstances constituting such Force Majeure Event as soon as possible.

16. Governing Law and Arbitration

16.1 This Agreement shall be governed by the substantive laws of The People's Republic of China, without regard to its conflicts of law rules.

16.2 The Parties shall attempt to resolve any dispute arising out of or relating to the implementation of this Agreement through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party written Notice of a request for such consultation. On proposal of a Party and consent of the other Party, the dispute may also be mediated by a Third Party designated by the Parties.

16.3 In the event that a dispute or alleged breach of this Agreement arises between the Parties, the Parties shall work together in good faith to resolve the matter internally (including the involvement of such representatives of the Parties that have the authority to finally settle such dispute). If the Parties are unable to resolve any dispute within 30 (thirty) days from written Notice from the other Party of the institution of the dispute, the dispute shall be promptly submitted to arbitration pursuant to this Clause 16.

16.4 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force except as otherwise provided in this Clause 16.4. The appointing authority shall be the Hong Kong International Arbitration Centre ("HKIAC"), and the place of arbitration shall HKIAC in Hong Kong. There shall be only one arbitrator, unless either Party requests that there shall be three arbitrators in which case there shall be three. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained. The language of the arbitration shall be English. The arbitration award shall be final and binding on both Parties.

16.5 During arbitration proceedings, the Parties shall continue to perform their respective responsibilities under this Agreement.

16.6 Each Party shall bear its own costs and expenses and an equal share of the arbitrator's and administrative fees of arbitration.

17. Remedies not Exclusive

17.1 Exercise by a Party of any right of termination or any other remedy available to it under this Agreement shall not constitute a waiver of any right of a Party for recovery of any monies due under the Agreement or any other right or remedy, which the Party may have under this Agreement or according to law, unless it is specifically stated that the remedy is sole and exclusive.

18. Cooperation and Assignment

18.1 Each Party will reasonably cooperate with the other in the performance of its respective obligations under this Agreement, including the collection and supply of data and in taking other actions reasonably necessary to obtain and maintain all permits necessary to the performance of this Agreement.

18.2 Neither Party shall make an Assignment without the prior written consent of the other Party. In the event of any Assignment, unless expressly agreed otherwise between the Parties, the assigning Party shall remain primarily liable for performance of this Agreement.

18.3 The covenants, agreements, terms, and conditions contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the Parties hereto and upon their respective Affiliates, subsidiaries, heirs, executors, administrators, assigns, and successors in interest.

19. Notices, Entire Agreement, Amendments, Severability, No Waiver

19.1 Any Notice given or made under or in connection with this Agreement shall be made in accordance with Clause 33 of the Operation Services Agreement.

19.2 This Agreement constitutes the full understanding of the Parties, a complete allocation of risks between them, and a complete and exclusive statement of the terms and conditions of their agreement with respect to the matters set forth herein. The Agreement supersedes all prior agreements between the Parties, whether written or oral, relating to the same or similar subject matter including Addendum No. 1 to Transaction Documents by and between Hisun and Alpharma dated April 26, 2007. For the avoidance of doubt, the Manufacturing and Supply Agreement between Hisun and Alpharma's Parent shall not be superseded by this Agreement provided, however, that the amendments to the previously agreed-upon but unsigned version of this Agreement, contained in Sections 9.2 and 9.4 of the Manufacturing and Supply Agreement are incorporated into this Agreement and are, thus, superseded by this Agreement, whereas for the avoidance of doubt the amendments to this Agreement contained in Section 9.8 of the Manufacturing and Supply Agreement shall continue to be applicable and are, thus, not superseded by this Agreement.

19.3 No change or amendments to this Agreement shall be binding unless made in writing and signed by the Party to be bound.

19.4 No waiver by either Party with respect to any breach or default, or enforcement of any right or remedy, and no course of dealing shall be deemed to constitute (i) a waiver of a subsequent breach or default of the same or a different provision, (ii) a waiver of subsequent enforcement of any right or remedy, or (iii) a continuing waiver of any kind, unless such waiver is expressed in writing signed by the Party to be bound.

19.5 In case any provision of this Agreement is declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

20. Relationship between the Parties.

20.1 The Parties agree that the relationship created by this Agreement is that of independent contractors. Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent between Alpharma and Hisun or their respective Affiliates; nor shall the Parties be deemed joint venturers for any purpose.

21. Interpretation

21.1 This Agreement is executed in the Chinese and English languages. Each version shall be equally authentic. In the event of an inconsistency between such versions the English language version shall have priority.

21.2 The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction against either Party shall apply to any term or condition of this Agreement.

21.3 The headings to this Agreement are for ease of reference only and shall not be used to construe any provision.

21.4 The word "including" shall not limit a more general preceding phrase and the word "hereof" shall refer to this Agreement as a whole.

22. Counterparts.

22.1 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Hisun and Alpharma have caused this Agreement to be duly signed in duplicate originals by their duly authorized representatives as of the day and year first above written.

ZHEJIANG HISUN PHARMACEUTICAL CO., LTD.

By: /s/ Bai Hua
Name: Bai Hua
Title: President

ALPHARMA (TAIZHOU) PHARMACEUTICAL, LTD.

By: /s/ Kenneth Stokholm
Name: Kenneth Stockholm
Title: General Manager

***** Indicates that material has been omitted and filed separately with the Securities and Exchange Commission.